Exhibit 5.10

CONSENT OF GENIVAR L.P.

I refer you to the Registration Statement on Form F-10 (File No. 333-164512) of North American Palladium Ltd., and any amendment thereto, and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended (including the documents incorporated by reference therein, collectively, the “Registration Statement”).

Reference is made to the technical report prepared by my firm, Genivar L.P., relating to the Sleeping Giant Mine property dated October 8, 2008 (the “Report”).

I hereby consent to the use of our name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

February 9, 2010

Yours truly,

Genivar L.P.

Per:	/s/ ANDRÉ ROY
Name: André Roy
Title: Manager Mining & Geology